Exhibit 5.1

[Letterhead of Osler, Hoskin & Harcourt LLP]

November 2, 2015

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, ON  M5J 2J5

Dear Sirs/Mesdames:

We have acted as Canadian counsel to Royal Bank of Canada (the “Bank”), a Canadian bank chartered under the Bank Act (Canada), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Bank on or about November 2, 2015 with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the payment obligations of the Bank (the “Bank’s Obligations”) pursuant to the 2000 City National Bank Executive Deferred Compensation Plan, as amended as of the date hereof, and the 2000 City National Bank Director Deferred Compensation Plan, as amended as of the date hereof (collectively, the “Plans”).

We have examined: (a) the Registration Statement, (b) the Plans, (c) the by-laws of the Bank adopted January 8, 1981 with revisions to March 31, 2006 (the “Bank’s By-Laws”) and (d) an assumption agreement (the “Assumption Agreement”) dated as of November 1, 2015 between the Bank and its subsidiary, RBC USA Holdco Corporation.  We have also examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary or relevant for the purposes of this opinion.

In giving this opinion, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing this opinion, we have relied upon a certified copy of the resolutions of the board of directors of the Bank dated January 21, 2015.

Based upon and subject to the foregoing and to the qualifications hereinafter expressed, we are of the opinion that:

1.	The Bank validly exists as a Schedule I bank under the Bank Act (Canada).

2.	The Bank has the power to perform the Bank’s Obligations.

3.	The assumption by the Bank of the Bank’s Obligations pursuant to the Assumption Agreement has been duly authorized by the Bank.

4.	The performance of the Bank’s Obligations by the Bank will not contravene any existing provision of applicable law or result in a breach of the Bank Act (Canada) or the Bank’s By-Laws.

5.
In any proceeding in a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) for the enforcement of the Bank’s Obligations, an Ontario Court would apply the laws of California (“California Law”), in accordance with the parties’ choice of California Law in the Assumption Agreement and the Plans, to all issues which under the laws of the Province of Ontario and the federal laws of Canada applicable in the Province of Ontario (“Ontario Law”) are to be determined in accordance with the chosen law of the contract, provided that:

(a)	The parties choice of California Law is bona fide and legal and is not contrary to public policy, as such term is interpreted under Ontario Law (“Public Policy”);

(b)	In any such proceeding, an Ontario Court:

(i)	will not take judicial notice of the provisions of California Law but will only apply such provisions if they are pleaded and proven by expert testimony;

(ii)	will apply Ontario Law to matters which would be characterized as procedural under Ontario Law;

(iii)	will apply provisions of Ontario Law that have over-riding effect;

(iv)	will not apply California Law if its application would be contrary to Public Policy;

(v)	will not apply any California Law if such application would be characterized under Ontario Law as the direct or indirect enforcement of a foreign revenue, expropriatory, penal or other public law; and

(vi)	will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed; and

(c)	An Ontario Court has discretion to decline to hear an action if:

(i)	it is contrary to Public Policy;

(ii)	it is not the proper forum to hear such an action; or

(iii)	another action is properly pending before, or a decision has been rendered by, a foreign authority relating to the same cause of action.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP